EXHIBIT 99.1 NEWS RELEASE INVESTOR RELATIONS CONTACT: Gordon Parnell - CFO . . . (480) 792-7374
MICROCHIP TECHNOLOGY ANNOUNCES NET SALES AND
NET INCOME FOR THIRD QUARTER FISCAL YEAR 2007
AND RECORD QUARTERLY CASH DIVIDEND

•	Net sales of $251 million for the December quarter; net sales increased 6.9% year over year

•	In the December quarter, on a GAAP basis:

•	gross margins of 59.6%

•	operating profit of 32.5%

•	net income of $72.8 million and 29.0%

•	EPS of 33 cents per diluted share

•	In the December quarter, on a non-GAAP basis, prior to share-based compensation:

•	gross margins of 60.3%

•	operating profit of 35.6%

•	net income of $78.7 million and 31.4%

•	EPS of 36 cents per diluted share

•	Net cash generated of $104.4 million during the December quarter before dividend payment of $54 million

•	Increased dividend by 6% to a record 26.5 cents per share; Represents an increase of 39.5% from dividend level one year ago

CHANDLER, Arizona - January 31, 2007 - (NASDAQ: MCHP) - Microchip Technology Incorporated, a leading provider of microcontroller and analog semiconductors, today reported results for the three months ended December 31, 2006. Net sales for the third quarter of fiscal 2007 were $251 million, down 6.3% sequentially from $267.9 million in the immediately preceding quarter, and up 6.9% from sales of $234.9 million in the prior year’s third fiscal quarter. The Company adopted SFAS No. 123 (revised 2004) “Share-Based Payment” at the beginning of the fiscal year 2007. As such, the Company has included additional information in its disclosures to assist shareholders with appropriate comparative information. GAAP net income for the third quarter of fiscal 2007 was $72.8 million or 33 cents per diluted share, down 8.4% from GAAP net income of $79.5 million, or 36 cents per diluted share, in the immediately preceding quarter, and up 81.6% from GAAP net income of $40.1 million, or 19 cents per diluted share, in the prior year’s third fiscal quarter. GAAP net income in the prior year’s

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third fiscal quarter was impacted by $30.6 million of additional tax expense as a result of a repatriation of $500 million of foreign earnings under the American Job Creation Act of 2004. Non-GAAP net income for the third quarter of fiscal 2007, which excludes the effect of all share-based compensation expense, was $78.7 million, or 36 cents per diluted share, down 6.5% from non-GAAP net income of $84.2 million, or 38 cents per diluted share, in the immediately preceding quarter, and up 11.3% from non-GAAP net income of $70.7 million, or 33 cents per diluted share, in the prior year’s third fiscal quarter. A reconciliation of GAAP to non-GAAP measures is included as part of this press release.

Microchip also announced today that its Board of Directors has declared a quarterly cash dividend on its common stock of 26.5 cents per share. The quarterly dividend is payable on February 28, 2007 to stockholders of record on February 14, 2007. Microchip initiated quarterly cash dividend payments in the third quarter of fiscal 2003.

“In difficult industry conditions, Microchip’s results for the December quarter were essentially in line with the guidance we provided on November 28, 2006. While sales were slightly lower than our guidance, our gross margin performance, net earnings, EPS per diluted share and cash flow met our prior guidance,” said Steve Sanghi, Microchip’s President and CEO. “Gross margins on a non-GAAP basis were off our record highs by only 15 basis points, and operating margins on a non-GAAP basis reached 35.6% of sales.”

Mr. Sanghi added, “Revenues in all geographies were down sequentially in the December quarter. We are seeing an inventory correction at our end customers, which together with seasonal and economic factors, has adversely affected our performance in all regions.”

“Sixteen-bit microcontrollers were essentially flat in the December quarter, and revenue from Flash-based microcontrollers declined 5.3% sequentially, both evidencing the market conditions we encountered in this quarter,” said Ganesh Moorthy, Microchip’s Executive Vice President.

“We also shipped a record 21,444 new development tools, which demonstrates continued strong design win activity and acceptance of our products,” added Mr. Moorthy. “The record shipment of tools is also an indicator of the success of Microchip’s demand creation initiatives.”

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Mr. Sanghi continued, “We are pleased to confirm another increase in our quarterly dividend payment to our investors. We are increasing dividends by 6% sequentially, to 26.5 cents. In spite of the difficult market conditions encountered in the December period, the Board has confirmed our commitment to return value to our shareholders through the dividend payment.”

Gordon Parnell, Microchip’s Chief Financial Officer, said, “Inventory days on hand as of the December quarter end, prior to the effect of share-based compensation, were 108 days, an increase of 9 days from inventory levels at September 30, 2006. Inventory in the distribution channel was essentially unchanged at the end of December, at 1.9 months.”

Mr. Sanghi said, “The market conditions for the March quarter continue to be challenging. Our largest geography in Asia will go through the Lunar New Year holiday, which tends to impact our visibility. The March quarter has been historically the strongest growth quarter for Europe, offsetting the potential impact from Asia. We are continuing to monitor all the key variables in our business to ensure that we are aggressively pursuing all short- and longer-term business opportunities. Our opening backlog for the March quarter was higher than the opening backlog for the September quarter. However, visibility is generally low at this point in the cycle.”

“Based on all of these factors, we anticipate revenues to be essentially flat in the March quarter, with GAAP earnings per diluted share of 33 cents. EPS on a non-GAAP basis, excluding the effects of share-based compensation, is expected to be approximately 36 cents per diluted share,” Mr. Sanghi concluded.

Microchip’s Recent Highlights:

•
Microchip shipped its five billionth PIC® microcontroller to Chinese power-meter maker Jiangsu Linyang Electronics, barely a year after delivering its four-billionth device in September 2005. This demonstrates the industry’s continued acceptance of Microchip’s PIC microcontrollers as the high-performance, cost-effective solution for embedded-control designs, including in China, where Microchip continues to enjoy strong growth.

•
Ever vigilant for new market opportunities, Microchip formed the Medical Products Group to address the strong demand for electronics in the $100 billion medical device sector. The group is focused on helping address the emerging challenges of the medical electronics market—including the development of smarter and easier-to-use products—through close partnerships with medical device makers.

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•
Likewise, Microchip expanded its portfolio of products to address the strong embedded design activity in the area of wireless networking. The Company delivered a complete ZigBee™ protocol platform, including a 2.4 GHz IEEE 802.15.4 transceiver and network-analyzer tool. Additionally, Microchip announced its free, proprietary MiWi™ protocol stack for IEEE 802.15.4 wireless networking in cost-sensitive applications with limited memory and no need for interoperability. The MiWi protocol provides the lowest-cost fully functional network protocol for IEEE 802.15.4 transceivers, and Microchip’s no-cost license ZigBee protocol stack is the industry’s smallest.

•
Microchip was the only semiconductor company to be named a runner-up to the Forbes Platinum 400 list, where the publication identifies America’s best big companies. In other award news, Mitch Little, Vice President of Worldwide Sales and Applications, was honored with a Stevie® Award in the “Worldwide VP of Sales of the Year” category in The 2006 Selling Power Sales Excellence Awards. Additionally, Microchip’s worldwide sales organization was named a finalist in the “Global Sales Team of the Year” category.

•
To enhance the learning experience of attendees at its worldwide Regional Training Centers (RTCs), Microchip forged an ongoing partnership with LeCroy Corporation to provide workshop participants with access to semiconductor test equipment. Engineers seeking design instruction with Microchip’s silicon products will now use a LeCroy WaveJet™ 300 Series oscilloscope for hands-on experience validating designs and debugging/troubleshooting circuits. Microchip’s workshops take place at 34 RTC engineering labs in the Americas, Asia Pacific and Europe.

•
Analog announcements included battery charge-management controllers that eliminate the need for external components and enable smaller, more integrated charging solutions; and an LDO ideal for applications requiring long battery run-times and high tolerance for input-voltage variations, such as smoke detectors, fire alarms, and commercial and residential thermostats. Microchip also introduced a low-power analog-to-digital converter that provides the highest resolution available in a SOT-23 package, with an integrated voltage reference and programmable gain amplifier on-chip. This integration reduces the need for external components and enables a smaller overall design footprint, which is ideal for portable-measurement applications in the industrial, medical, consumer and automotive markets.

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•
Expansion continued on Microchip’s 8-bit microcontroller front with three new product introductions, including one of the smallest and most cost-effective PIC® microcontroller solutions for intelligent motor control; a new four-member family that represented the latest evolution of general-purpose, small PIC microcontrollers with advances in the areas of performance, cost and ease of migration; and the first general-purpose, Flash PIC microcontrollers with several peripherals for more cost-effective control of fans or small motors.

•
During the quarter, Microchip shipped 21,444 new development systems—a new company record. This brisk pace demonstrates the continued strong acceptance of Microchip’s products. The total cumulative number of development systems shipped now stands at 491,106.

•
One such development tool is the new MPLAB® REAL ICE™, which addresses the need for increased controller memory speed and cable interconnection distances with low-cost, next-generation emulation support for Microchip’s high-speed PIC® microcontrollers and dsPIC® digital signal controllers. Additionally, Microchip introduced the dsPICDEM™ Buck Switch-Mode Power Supply (SMPS) Development Board, which comes with sample software and exercises to help designers quickly evaluate and develop digital SMPS and power-conversion products.

•
As part of its ongoing initiative to provide customers with the best online purchasing options and support, Microchip began selling development software via download at  www.microchipDIRECT.com, which eliminates customers’ shipping costs. The first Microchip products being offered through this service are the popular MPLAB® C18 and MPLAB C30 C compilers, which support code development with the PIC18 high-end 8-bit and PIC24 16-bit families of microcontrollers, as well as the dsPIC® digital signal controllers. More software products are expected to be added in the future, and Microchip intends to work with third-party software vendors to offer their software tools and libraries for download on microchipDIRECT.

•
Continuing its record of good corporate citizenship, Microchip donated 20,000 square feet of interior warehouse space at its Tempe facility to PROJECT C.U.R.E.®, the world’s largest provider of donated medical supplies and equipment to developing countries.

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Fourth Quarter Fiscal 2007 Outlook:

The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially.

•	Net sales for the quarter ending March 31, 2007 are currently anticipated to be approximately flat with the December 2006 quarter.

•
Gross margins including the effect of share-based compensation are anticipated to be approximately flat at 59.6%. Gross margins before the effect of share-based compensation for the quarter ending March 31, 2007 are expected to be approximately 60.3%. Generally, gross margins fluctuate over time, driven primarily by the mix of microcontrollers, analog products and memory products sold; variances in manufacturing yields; fixed cost absorption; wafer fab loading levels; pricing pressures in our non-proprietary product lines; and competitive and economic conditions.

•
Operating expenses on a GAAP basis for the quarter ending March 31, 2007 are anticipated to be approximately 27.25% to 27.50%. Non-GAAP operating expenses for the quarter ending March 31, 2007 are expected to be approximately 24.75% to 25.00%, prior to the effects of all share-based compensation expense. Operating expenses fluctuate over time, primarily due to revenue and profit levels.

•	The tax rate for the quarter ending March 31, 2007 is anticipated to be approximately 24%.

•
Earnings per diluted share for the quarter ending March 31, 2007 are anticipated to be about 33 cents on a GAAP basis, and approximately 36 cents on a non-GAAP basis, excluding the effect of all share-based compensation expense.

•
The level of inventories fluctuates over time, primarily due to sales volume and overall capacity utilization. Based on our sales guidance, on both a GAAP and non-GAAP basis, inventories at March 31, 2007 are anticipated to be up approximately 2 to 3 days compared with the balance at the end of the December 2006 quarter.

•
Capital expenditures for the quarter ending March 31, 2007 are expected to be approximately $12 million, and capital expenditures for fiscal 2007 are expected to total approximately $65 million. The level of capital expenditures varies from time to time as a result of actual and anticipated business conditions.

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•
Based on cash projected to be generated from operations and current projected capital expenditure levels, we expect net cash generation during the March quarter of approximately $85 million before the dividend payment of $57 million announced today. This amount is before the effect of any stock buy-back activity.

Use of Non-GAAP Financial Measures:

SFAS 123(R) requires us to estimate the cost of certain forms of share-based compensation, including employee stock options and awards under our employee stock purchase plan (ESPP Plan), and to record a commensurate expense in our income statement. Share-based compensation expense is a non-cash expense that varies in amount from period to period and is affected by market forces that are difficult to predict and are not within the control of management, such as the price of our common stock.

Accordingly, management excludes this item from its internal operating forecasts and models. We are showing non-GAAP gross margin, non-GAAP research and development expenses, non-GAAP selling, general and administration expenses, non-GAAP operating income, non-GAAP net income, and non-GAAP diluted earnings per share, all of which excludes all share-based compensation expense, to permit additional analysis of our performance. Management believes these non-GAAP measures are useful to investors because they enhance the understanding of our historical financial performance and comparability between periods. Many of our investors have requested that we disclose this non-GAAP information because they believe it is useful in understanding our performance as it excludes non-cash charges that many investors feel may obscure our true operating costs. Management uses these non-GAAP measures to manage and assess the profitability of its business and does not consider share-based compensation expense, which is a non-cash charge, in managing its operations. Specifically, we do not consider share-based compensation expense when developing and monitoring budgets and spending. The economic substance behind our decision to exclude share-based compensation relates to these charges being non-cash in nature. Our determination of the above non-GAAP measures might not be the same as similarly titled measures used by other companies, and it should not be construed as a substitute for gross margin; research and development expenses; selling, general and administrative expenses; operating income; net income and diluted earnings per share determined in accordance with GAAP. There are limitations associated with using non-GAAP measures, including that they exclude financial information that some may consider important in evaluating our performance. Management compensates for this by presenting information on both a GAAP and non-GAAP basis for investors and providing reconciliations of the GAAP and non-GAAP results.

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2006	2005	2006	2005
Net sales	$251,004	$234,896	$781,495	$680,721
Cost of sales	101,294	94,626	311,340	278,390
Gross profit	149,710	140,270	470,155	402,331

Operating expenses:
Research and development	28,043	23,377	85,151	70,409
Selling, general and administrative	40,185	32,305	122,482	95,010
	68,228	55,682	207,633	165,419

Operating income	81,482	84,588	262,522	236,912
Other income, net	14,372	8,483	39,216	22,841
Income before income taxes	95,854	93,071	301,738	259,753
Income taxes	23,005	52,947	72,417	92,952

Net income	$72,849	$40,124	$229,321	$166,801

Basic net income per share	$0.34	$0.19	$1.07	$0.80
Diluted net income per share	$0.33	$0.19	$1.04	$0.78

Basic shares used in calculation	215,710	210,836	214,603	209,556
Diluted shares used in calculation	220,920	215,667	219,837	214,293

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

ASSETS

	December 31, 2006	March 31, 2006
	(Unaudited)
Cash and short-term investments	$728,552	$764,764
Accounts receivable, net	120,085	139,361
Inventories	121,850	115,024
Other current assets	96,057	99,680
Total current assets	1,066,544	1,118,829

Property, plant & equipment, net	624,996	659,972
Long-term investments	536,008	520,360
Other assets	50,912	51,435

Total assets	$2,278,460	$2,350,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$29,500	$268,954
Accounts payable and other accrued liabilities	253,236	240,534
Deferred income on shipments to distributors	92,135	99,481
Total current liabilities	374,871	608,969

Pension accrual	892	801
Deferred tax liability	13,205	14,637

Stockholders' equity	1,889,492	1,726,189

Total liabilities and stockholders' equity	$2,278,460	$2,350,596

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MICROCHIP TECHNOLOGY INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(Unaudited)
(in thousands except per share amounts and percentages)

RECONCILIATION OF GROSS PROFIT TO NON-GAAP GROSS PROFIT
	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Gross profit, as reported	$149,710	$140,270	$470,155	$402,331
Share-based compensation	1,595	---	1,595	---
Non-GAAP gross profit	$151,305	$140,270	$471,750	$402,331
Non-GAAP gross profit percentage	60.3%	59.7%	60.4%	59.1%

RECONCILIATION OF RESEARCH AND DEVELOPMENT EXPENSES TO NON-GAAP
RESEARCH AND DEVELOPMENT EXPENSES
	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Research and development expenses, as reported	$28,043	$23,377	$85,151	$70,409
Share-based compensation	(2,431)	---	(7,244)	---
Non-GAAP research and development expenses	$25,612	$23,377	$77,907	$70,409
Non-GAAP research and development expenses as a percentage of revenue	10.2%	10.0%	10.0%	10.3%

RECONCILIATION OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES TO
NON-GAAP SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Selling, general and administrative expenses, as reported	$40,185	$32,305	$122,482	$95,010
Share-based compensation	(3,714)	---	(10,874)	---
Non-GAAP selling, general and administrative expenses	$36,471	$32,305	$111,608	$95,010
Non-GAAP selling, general and administrative expenses as a percentage of revenue	14.5%	13.8%	14.3%	14.0%

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RECONCILIATION OF OPERATING INCOME TO NON-GAAP OPERATING INCOME
	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Operating income, as reported	$81,482	$84,588	$262,522	$236,912
Share-based compensation	7,740	---	19,713	---
Non-GAAP operating income	$89,222	$84,588	$282,235	$236,912
Non-GAAP operating income as a percentage of revenue	35.5%	36.0%	36.1%	34.8%

RECONCILIATION OF NET INCOME AND DILUTED EARNINGS PER SHARE TO NON-GAAP
NET INCOME AND NON-GAAP DILUTED EARNINGS PER SHARE
	Three Months Ended December 31,		Nine Months Ended December 31,
	2006	2005	2006	2005
Net income, as reported	$72,849	$40,124	$229,321	$166,801
Adjustments to reconcile net income to non-GAAP net income:
Share-based compensation	7,740	---	19,713	---
Tax effect	(1,857)	---	(4,730)	---
Non-GAAP net income	$78,732	$40,124	$244,304	$166,801

Diluted earnings per share, as reported	$0.33	$0.19	$1.04	$0.78
Adjustment to reconcile diluted earnings per share to non-GAAP diluted earnings per share:
Impact of share-based compensation, net of tax effect	0.03	---	0.07	---
Non-GAAP diluted earnings per share	$0.36	$0.19	$1.11	$0.78

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Conference Call and Updates:

Microchip will host a conference call today, January 31, 2007 at 5:00 p.m. (Eastern Time) to discuss this release. This call will be simulcast over the Internet at www.microchip.com. The webcast will be available for replay until February 7, 2007.

A telephonic replay of the conference call will be available at approximately 8:00 p.m. (Eastern Time) January 31, 2007 and will remain available until 5:00 p.m. (Eastern Time) on February 7, 2007. Interested parties may listen to the replay by dialing 719-457-0820 and entering access code 6473899.

Cautionary Statement:

The statements in this release relating to an inventory correction at our end customers, strong design win activity and acceptance of our products, the number of development tools shipped being indicative of the success of our demand creation initiatives, our commitment to return value to our shareholders through dividend payments, market conditions for the March quarter continuing to be challenging, the Lunar New Year process impacting our visibility, the seasonally strong March quarter offsetting any potential impact from Asia, our aggressive pursuit of short- and longer-term business opportunities, visibility being low at this point in the cycle, our expectation for revenues to be flat for the March quarter, for GAAP EPS of approximately 33 cents per diluted share and non-GAAP EPS of approximately 36 cents per diluted share for the quarter ending March 31, 2007 quarter, the continued strong acceptance of our PIC microcontrollers and other products, continuing to enjoy strong growth in China, our ongoing initiative to provide customers with the best online purchasing options and support, and the statements containing our GAAP and non-GAAP guidance (as applicable) for the quarter ending March 31, 2007 with respect to net sales, gross margins, operating expenses, tax rate, earnings per diluted share, days of inventory, capital expenditures for the quarter ending March 31, 2007 and for fiscal 2007, and net cash generation are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause our actual results to differ materially, including, but not limited to: changes in demand or market acceptance of our products and the products of our customers; the mix of inventory we hold and our ability to satisfy short-term orders from our inventory; changes in utilization of our manufacturing capacity; our ability to continue to secure sufficient assembly and testing capacity; competitive developments including pricing pressures; the level of orders that are received and can be shipped in a quarter; the level of sell-through of our products through distribution; changes or fluctuations in customer order patterns and seasonality; foreign currency effects on our business; costs and

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outcome of any current or future tax audit or any litigation involving intellectual property, customers or other issues; disruptions in our business or the businesses of our customers or suppliers due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.

For a detailed discussion of these and other risk factors, please refer to Microchip's filings on Forms 10-K and 10-Q. You can obtain copies of Forms 10-K and 10-Q and other relevant documents for free at Microchip’s Web site (www.microchip.com) or the SEC's Web site (www.sec.gov) or from commercial document retrieval services.

Stockholders of Microchip are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Microchip does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this January 31, 2007 press release, or to reflect the occurrence of unanticipated events.

About Microchip:

Microchip Technology Inc. is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide. Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality. For more information, visit the Microchip Web site at www.microchip.com.

The Microchip name and logo, PIC, dsPIC and MPLAB are registered trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. MiWi, REAL ICE and dsPICDEM are trademarks of Microchip Technology Incorporated in the U.S.A. and in other countries. Stevie is a registered trademark of Stevie Awards, Inc. WaveJet is a trademark of LeCroy Corporation. ZigBee is a trademark of the ZigBee Alliance. All other trademarks mentioned herein are property of their respective companies.

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